EXHIBIT 21.1

KOPIN CORPORATION

SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 30

Forth Dimension Displays, Ltd.	W	United Kingdom	December 30

Kopin Display Corporation	W	Delaware	December 30

Kopin Securities Corporation	W	Delaware	December 30

Kopin (HK), Ltd.	W	Hong Kong	December 30

e-MDT America Inc.	W	California	December 30

Kopin Software Ltd.	W	United Kingdom	December 30

Kopin Targeting Corporation	W	Delaware	December 30

NVIS, Inc.	W	Virginia	December 30